PRUCO LIFE INSURANCE COMPANY, PHOENIX, ARIZONA

FLEXIBLE ALLOCATION ANNUITY ENDORSEMENT

ANNUITY NUMBER: [001-00001]             EFFECTIVE DATE: [Contract Issue Date]

This Endorsement is made a part of your Annuity. For purposes of this Endorsement, certain provisions of your Annuity are amended as described below. If the terms of the Annuity and those of this Endorsement conflict, the provisions of this Endorsement shall control. Should this Endorsement terminate, any amended or replaced Annuity provisions based on this Endorsements’ terms will revert to the provisions in the Annuity, except as may be provided below. This Endorsement should be read in conjunction with any other Rider or Endorsement made a part of your Annuity.

For the purposes of this Endorsement, the following apply:

Flexible Allocation: a feature that allows a contract Owner to transfer Index Strategy Interim Value or Fixed Account Value to a new Index Strategy more than 15 days prior to any Index Anniversary Date.

Flexible Allocation Date: The Valuation Day on which the Flexible Allocation transaction occurs. The Flexible Allocation Date will also be the Index Strategy Start Date for any Index Strategies beginning on this date.

Flexible Allocation Request: You may request Flexible Allocation by contacting us and providing instructions in Good Order. Instructions received after the close of any Valuation Day will be applied on the next Valuation Day.

Term Adjustment: The amount of time remaining in the current Index Year at the time of the Flexible Allocation Request.

The Definition of Interim Value is hereby amended to add the following:

Interim Value: The value of an Index Strategy on any Valuation Day during an Index Strategy Term other than the Index Strategy Start Date and Index Strategy End Date. The Interim Value is a calculated value (as described in the Annuity Specification Page) and is used when a withdrawal, Death Benefit payment, annuitization, Flexible Allocation, Performance Lock, or surrender occurs between an Index Strategy Start Date and Index Strategy End Date. During an Index Strategy Term, the Interim Value is included in the Account Value and Surrender Value. Interim Value does not apply to the Fixed Account.

Flexible Allocation and Impact of Flexible Allocation: You may reallocate Index Strategy Interim Value to any available Index Strategy at any time more than 15 days prior to any Index Anniversary Date by notifying us through a Flexible Allocation Request. Upon receiving your request in Good Order, we will move your Interim Value to the requested Index Strategy(ies) with a Term Adjustment.

You may reallocate Fixed Account Value to any available Index Strategy any time more than 15 days prior to any Index Anniversary Date by notifying us through a Flexible Allocation Request. Upon receiving your request in Good Order, we will move your Fixed Account Value to the requested Index Strategy(ies) with a Term Adjustment.

The Term Adjustment is used to create the resulting Index Strategy Term for a Flexible Allocation Request. The resulting Index Strategy Term(s) available for a Flexible Allocation are subject to availability at the time the request is processed. The resulting Flexible Allocation Index Strategy Term will be equal to:

a)the Term Adjustment added to the new Index Strategy Term elected; or
b)the Term Adjustment.

Flexible Allocation rates offered on the Flexible Allocation Date may be different than Flexible Allocation rates that become available later in the Index Year or renewal rates available on the Index Strategy Term End Date. We can change Flexible Allocation rates at our discretion, subject to the guaranteed minimums.

ICC25-FG-FR(11/25)    1

We may limit the number of Flexible Allocation requests each Index Year, please refer to the Maximum Flexible Reallocation Requests shown on the Annuity Schedule. Each request can contain multiple Index Strategies and/or the Fixed Account. Once the Maximum Flexible Reallocation Requests in an Index Year has been reached, reallocations are limited to the Index Anniversary Date following a Performance Lock or Index Strategy Term End Date.

We reserve the right to limit the use of the Flexible Allocation feature for certain Index Strategies and/or the Fixed Account. We further reserve the right to limit the resulting Index Strategy Term available for Flexible Allocation. Additionally, we may discontinue the use of this feature for future requests at any time.

PRUCO LIFE INSURANCE COMPANY
[_____________________________]
[Secretary]

ICC25-FG-FR(11/25)    2